May 20, 2015

Michele A. Mills
357 Truman Road
Franklin, TN 37064

Re:    Separation and Release Agreement

Dear Mickey,

We have recently agreed to the termination of your employment relationship with Logan’s Roadhouse, Inc. (the “Company”), an indirect wholly-owned subsidiary of Roadhouse Holding Inc. (“Parent”). This letter, upon your signature, will constitute the only agreement (the “Agreement”) between you and the Company and Parent regarding the termination of your employment relationship with the Company to include any officer or executive position held with Parent or any of its subsidiaries. Notwithstanding anything contained herein to the contrary, this Agreement shall be subject to approval by the Board of Directors of the Company and such approval shall occur within five (5) days of you signing this letter.
1.    Termination of Employment. The Company has agreed that your employment will terminate on May 22, 2015 (the “Separation Date”) and that from and after the Separation Date you are no longer authorized to conduct business on behalf of Parent or any of its subsidiaries, including but not limited to entering into contracts on behalf of Parent or any of its subsidiaries.
2.    Final Compensation; Acknowledgements. No later than the Company’s first regularly scheduled payroll date after the Separation Date, the Company will pay or cause to be paid to you, less required tax and regular payroll withholdings, any remaining unpaid base salary that you earned from the Company through the Separation Date. You acknowledge that: (A) you have received such payments and have been paid all amounts owed to you by Parent or any of its subsidiaries, including but not limited to all wages, salary, overtime pay, vacation pay, bonuses, retention bonuses, incentives, commissions, and deferred compensation, other than (i) any business related expenses, which will be reimbursed pursuant to Section 3, and (ii) any amounts due to you under Section 4; (B) except as specified herein, you have no right to and will not receive any additional compensation, payments or benefits from Parent or any of its subsidiaries, and that no representations or promises to the contrary have been made to you; (C) you have no equity or right to obtain equity in Parent or any of its subsidiaries; (D) you have not earned and are not entitled to any bonus or other cash incentive award from the Company; (E) after the Separation Date, you will not be eligible to participate in the 401(k) plan sponsored by the Company or the Logan’s Roadhouse, Inc. Non-qualified Savings Plan; (F) after the Separation Date, you will not be eligible to make contributions to any Health Savings Account; (G) you have reported any and all work-related injuries or diseases that you may have incurred during your employment with the Company; and (H) you are not aware of any fact, failure to act, practice, policy, or activity of the Company that you consider to be or to have been unlawful or potentially unlawful.
3.    Reimbursement of Business Expenses. If you incurred any business-related expenses on behalf of Parent or any of its subsidiaries through the Separation Date for which you have not yet received reimbursement or submitted all necessary information and documentation to claim reimbursement as of the Separation Date, you must submit to the Company all required information and supporting documentation as to those expenses no later than twenty (20) business days after the Separation Date. If you fail to submit

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all such information and supporting documentation for a business-related expense by then, you will be treated as having chosen not to seek any payment or reimbursement for, and as having waived any right to payment or reimbursement of, that expense. As to any such information and documentation that is submitted on or before the twentieth (20th) business day following the Separation Date, the Company will reimburse you for any expenses that are reimbursable pursuant to the terms of the Company’s business expense policy.
4.    Consideration. In consideration for your releases, promises, and representations in this Agreement, the Company agrees that if you (i) sign, and do not revoke, this Agreement within the Revocation Period (as defined below); and (ii) comply with restrictive covenants set forth in this Agreement, the Company will provide you, subject to Section 10, with the following (the “Severance Benefits”), which you acknowledge is more than you would be entitled to receive if you did not sign this Agreement:
A.    severance pay in a total amount equal to twenty-four (24) weeks of your current base salary with the Company, minus any applicable taxes and withholdings and other amounts required by law to be withheld, payable in accordance with the Company’s regular payroll practices over a twenty-four (24) week period (the “Severance Period”), beginning on the first payroll date that follows the expiration of the Revocation Period but in any event no later than sixty (60) days after the Separation Date (it being understood that payments shall not commence until after the expiration of the Revocation Period and that the first payment shall include all payments that would otherwise have been made after the Separation Date);
B.    provided that you elect, and to the extent that you are and remain eligible for, continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) and the Company’s group health plan, payment of that part of the COBRA premiums for such continued coverage of you (and, if applicable as of the Separation Date, your dependents) that exceeds the amount that you would pay for such coverage if you were an active employee of the Company, starting on the first day following the date on which your coverage under that plan as an employee of the Company ends, and ending on the earlier of (i) the date as of which twenty-four (24) weeks of such subsidized COBRA premiums have been paid; or (ii) the date on which your right to continuation coverage under COBRA ends. You agree and acknowledge that for so long as you are covered by COBRA and receiving severance pay under Section 4(A), the amount that you would pay for coverage under the Company’s group health plan if you were an active employee of the Company shall be deducted from such severance payments, and that this coverage under the Company’s group health plan shall run concurrently with such plan’s obligation to provide continuation coverage pursuant to COBRA. You further agree and understand that this Section 4(B) shall not limit such plan’s obligation to provide continuation coverage under COBRA; and
5.    Releases.
A.     General Release. In consideration of the payments to you described in Section 4 of this Agreement, the sufficiency of which consideration you, the Company and Parent hereby acknowledge, you HEREBY KNOWINGLY AND VOLUNTARILY RELEASE AND FOREVER DISCHARGE THE COMPANY AND PARENT AND THEIR RESPECTIVE CURRENT AND FORMER EMPLOYEES, OFFICERS, DIRECTORS, AGENTS, EQUITY HOLDERS, MANAGERS, PARTNERS, MEMBERS, PRINCIPALS, PARENTS, SUBSIDIARIES, CORPORATE AFFILIATES, BENEFITS ADMINISTRATORS, INSURERS, AND ATTORNEYS (THE “RELEASEES”), COLLECTIVELY, SEPARATELY, AND SEVERALLY, FROM ANY AND ALL CLAIMS, DEMANDS, CAUSES OF ACTION, LIABILITIES AND JUDGMENTS OF EVERY TYPE AND DESCRIPTION WHATSOEVER INCLUDING, BUT NOT LIMITED TO, ALL CLAIMS ARISING UNDER THE EQUAL PAY ACT OF 1963, 9 U.S.C.§ 206 ET SEQ.; TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED, 42 U.S.C. § 2000E ET SEQ.; THE CIVIL RIGHTS ACT OF 1866, AS AMENDED, 42 U.S.C. § 1981; THE

CIVIL RIGHTS ACT OF 1991, 42 U.S.C. § 1981A; EXECUTIVE ORDER 11246, 30 FED. REG. 12319; THE AMERICANS WITH DISABILITIES ACT, AS AMENDED, 42 U.S.C. § 12101, ET SEQ.; THE FAMILY AND MEDICAL LEAVE ACT OF 1993, AS AMENDED, 28 U.S.C. §§ 2601 AND 2611 ET SEQ.; THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED, 29 U.S.C. § 1001 ET SEQ.; THE SARBANES-OXLEY ACT OF 2002, AS AMENDED, 18 U.S.C. § 1514A ET SEQ.; THE NATIONAL LABOR RELATIONS ACT, AS AMENDED, 29 U.S.C. § 151 ET SEQ.; THE TENNESSEE HUMAN RIGHTS ACT, TENN. CODE ANN. § 42-21-101 ET SEQ.; AND ANY OTHER STATE, LOCAL, OR FEDERAL TORT, CONTRACT, COMMON LAW, OR STATUTORY THEORIES OF LIABILITY, KNOWN OR UNKNOWN, FIXED OR CONTINGENT, THAT YOU, YOUR HEIRS, ADMINISTRATORS, EXECUTORS, PERSONAL REPRESENTATIVES, BENEFICIARIES, AND ASSIGNS HAVE, MAY HAVE, OR MAY CLAIM TO HAVE AGAINST THE RELEASEES OR ANY OF THEM FOR COMPENSATORY OR PUNITIVE DAMAGES OR OTHER LEGAL OR EQUITABLE RELIEF OF ANY TYPE OR DESCRIPTION, FROM THE BEGINNING OF TIME UP UNTIL THE TIME YOU SIGN THIS AGREEMENT. NOTWITHSTANDING THE FOREGOING, YOU DO NOT HEREBY RELEASE ANY CLAIMS FOR WHICH RELEASES ARE PROHIBITED BY LAW.
B.    Release of Claims Arising under the ADEA. In addition to the foregoing, you hereby KNOWINGLY AND VOLUNTARILY RELEASE AND FOREVER DISCHARGE THE RELEASEES, COLLECTIVELY, SEPARATELY AND SEVERALLY, FROM AND FOR ANY AND ALL CLAIMS, DEMANDS, CAUSES OF ACTION, LIABILITIES, AND JUDGMENTS ARISING UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED 29 U.S.C. § 621 ET SEQ. (“ADEA”), WHICH YOU AND/OR YOUR HEIRS, ADMINISTRATORS, EXECUTORS, PERSONAL REPRESENTATIVES, BENEFICIARIES, AND ASSIGNS MAY HAVE OR CLAIM TO HAVE AGAINST THE RELEASEES, TOGETHER WITH THE CLAIMS RELEASED IN SECTION 5(A). NOTWITHSTANDING ANY OTHER PROVISION OR SECTION OF THIS AGREEMENT, YOU DO NOT HEREBY WAIVE ANY RIGHTS OR CLAIMS UNDER THE ADEA THAT MAY ARISE AFTER THE DATE ON WHICH YOU SIGN THIS AGREEMENT.
i.    You hereby acknowledge and represent that the consideration provided to you under Section 4 of this Agreement is in addition to anything of value to which you were already entitled.
ii.    You are hereby advised to consult with an attorney prior to executing this Agreement.
iii.    You hereby acknowledge and represent that you have been informed that you have twenty-one (21) days to consider the terms of this Agreement. You acknowledge and agree that any revisions made to this Agreement after it was initially delivered to you were either not material or were requested by you, and expressly agree that such changes do not re-start the twenty-one (21)-day consideration period described in the preceding sentence.
iv.    You understand that you have the right to revoke this Agreement for a period of seven (7) days after executing this Agreement (the “Revocation Period”). This Agreement shall not be effective or enforceable until the Revocation Period has expired. If not so revoked, this Agreement shall become irrevocable immediately following the end of the Revocation Period.
v.    In the event you revoke this Agreement, you shall notify the Company and Parent in writing to their designated agents for this purpose no later than the last day of the Revocation Period. Such notice shall be delivered to the Company by national overnight delivery service such as Federal Express or United Parcel Service, the receipt of which shall be tracked by the delivery service, and addressed as follows:

If to the Company:

Logan’s Roadhouse, Inc.
Attn: Chief People Officer
3011 Armory Drive, Suite 300
Nashville, Tennessee 37204

If to Parent:

Roadhouse Holding, Inc.
Attn: President
3011 Armory Drive, Suite 300
Nashville, Tennessee 37204

C.    No Pending Claims. You represent that you have not filed, nor assigned to others the right to file, nor are there pending any complaints, charges or lawsuits against the Releasees with any governmental agency or any court.
6.    Restrictive Covenants.

A.    Prior Agreements. You acknowledge and agree that you remain subject to any and all confidentiality, non-solicitation, non-competition or other similar restrictive covenants you have previously entered into with the Company, to the extent permitted by law.

B.    Acknowledgments.

i.    You acknowledge and agree that during your employment with the Company, (i) you had access to Confidential Information (as defined below) and that the unauthorized or improper use or disclosure by you of such Confidential Information will cause serious and irreparable harm to the Company; and (ii) an important part of your duties for the Company was to advance the business of the Company by directly or through the supervision of others, overseeing the financial activities of the Company, including financial planning monitoring cash flow, and ensuring that the Company's financial reports were accurate and timely.

ii.    You acknowledge and agree that the restrictions set forth under this Section 6 are reasonable, fair, and necessary to protect the Company’s legitimate business interests and that any claim or cause of action by you against the Company, whether predicated on this Agreement or otherwise, shall not constitute a waiver of or excuse for non-compliance with your obligations hereunder. You also agree not to challenge or raise any equitable defenses to the enforceability of the restrictive covenants contained in this Section 6. In furtherance and not in limitation of the foregoing, you represent and warrant that, because of your varied skill and abilities, you do not need to compete with the Business of the Company (as defined below) and that the restrictions set forth in this Section 6 will not prevent you from earning a livelihood.

C.    Non-Disclosure of Confidential Information. You covenant and agree that you shall hold in a fiduciary capacity for the benefit of the Company, and will not directly or indirectly use or disclose (whether on your own behalf or on behalf of any other person, corporation, partnership, venture, or any other entity or form of business) any Confidential Information that you may have acquired (whether or not developed or compiled by you and whether or not you were authorized to have access to such Confidential Information) during your employment with the Company, for so long as such information remains Confidential Information.

“Confidential Information” means data or other information owned by or pertaining to, or used or held for use in the business of, the Company or any of its affiliates that has been disclosed to you or of which you became aware as a consequence of or through your relationship with the Company and that has value to the Company (or, if owned by someone else, has value to that third party) and is not generally known to the public or to competitors in the restaurant industry

D.    Non-Competition. You covenant and agree that for a period of one (1) year following the Separation Date, you will not, directly or indirectly, whether as an owner, a partner, an employee, an independent contractor, a consultant or otherwise (i) perform services that are substantially similar to the services that you performed, or in which you participated, or that you directed or oversaw for the Company within six (6) months prior to the Separation Date for or on behalf of any person or entity that competes with the Business of the Company (as defined below) in the Restricted Territory (as defined below); or (ii) perform any managerial, consultive or similar services of a type customarily performed by a manager, an officer, an executive or a director for or on behalf of any of the Direct Competitors (as defined below) in the U.S. Territory (as defined below).

i.    The “Business of the Company” means the casual dining steakhouse and/or roadhouse restaurant business.

ii.    The “Direct Competitors” means the entities doing business as Texas Roadhouse, Lone Star Steaks, Longhorn Steakhouse, Outback Steakhouse, The Original Roadhouse, Santa Fe Cattle Company, Texas Land and Cattle and Black Angus Steakhouse.

iii.    The “Restricted Territory” means the states of Alabama, Arizona, Arkansas, Florida, Georgia, Illinois, Indiana, Kansas, Kentucky, Louisiana, Michigan, Mississippi, Missouri, North Carolina, Ohio, Oklahoma, Pennsylvania, South Carolina, Tennessee, Texas, Virginia and West Virginia.

iv.    The “U.S. Territory” means the states of Alabama, Arizona, Arkansas, California, Colorado, Connecticut, Delaware, Washington, D.C., Florida, Georgia, Idaho, Illinois, Indiana, Iowa, Kansas, Kentucky, Louisiana, Maine, Maryland, Massachusetts, Michigan, Minnesota, Mississippi, Missouri, Montana, Nebraska, Nevada, New Hampshire, New Jersey, New Mexico, New York, North Carolina, North Dakota, Ohio, Oklahoma, Oregon, Pennsylvania, Rhode Island, South Carolina, South Dakota, Tennessee, Texas, Utah, Vermont, Virginia, Washington, West Virginia, Wisconsin and Wyoming.

E.    Non-disparagement. You covenant and agree that you shall not engage in any communications which shall disparage the Company or its affiliates or interfere with their existing or prospective business relationships.

F.    Non-Poaching. You covenant and agree that for a period of one (1) year following the Separation Date, you will not solicit or attempt to solicit, directly or by assisting others, any person who was an employee of the Company or any affiliate of the Company on, or within six (6) months before, the date of such solicitation or attempted solicitation, to leave the employment of the Company or such affiliate.

G.    Reformation. In the event that any of the covenants in this Section 6 are found by a court of competent jurisdiction to be overly broad or otherwise unenforceable as written, the parties request the court to modify or reform any such covenant to allow it to be enforced to the maximum extent permitted by law and to enforce the covenant as so modified or reformed.

H.    Tolling. In the event the enforceability of any of the covenants in this Section 6 shall be challenged in a claim or counterclaim in court during the time periods set forth in this Agreement for such covenants, and you are not immediately enjoined from breaching any of the covenants herein, then if a court of competent jurisdiction later finds that the challenged protective covenant is enforceable, the time periods set forth in the challenged covenant(s) shall be deemed tolled upon the filing of the claim or counterclaim in court seeking or challenging the enforceability of this Agreement until the dispute is finally resolved and all periods of appeal have expired; provided, that, to the extent you comply with such covenant(s) during such challenge, the time periods set forth in the challenged covenant(s) shall not be deemed tolled.

I.    Enforcement. You acknowledge and agree that in the event of a breach or threatened breach of any of the covenants and promises contained in this Section 6, the Company will suffer irreparable injury for which there is no adequate remedy at law. You agree that the Company should be awarded injunctive relief, without the necessity of posting a bond, to enjoin you from engaging in acts or omissions in breach of this Agreement. The Company’s rights in this respect are in addition to all rights otherwise available at law or in equity.

7.    Covenant Not to Sue. Except for an action brought to enforce this Agreement or challenge the validity of the release of claims under the ADEA set forth in Section 5(B), you agree to refrain from filing or otherwise initiating any action, lawsuit, charge, claim, demand, grievance, arbitration or other legal action against any of the Releasees over matters released or waived herein, and agree that you will refrain from participating in any action, complaint, charge, claim, demand, grievance, arbitration or other legal action initiated or pursued by any individual, group of individuals, partnership, corporation or other entity against any of the Releasees over matters released or waived herein, except as required by law. You agree that if you institute or continue any form of legal action against any of the Releasees in violation of this Agreement, you will pay all costs and expenses, including reasonable attorneys’ fees, incurred by such Releasee(s) in defending against such legal action or in enforcing this Agreement. Notwithstanding the foregoing, nothing in this Agreement shall interfere with your right to file a charge with or participate in an investigation or proceeding by the United States Equal Employment Opportunity Commission or other federal or state regulatory or law enforcement agency. However, the consideration provided to you under this Agreement shall be the sole relief provided for the claims released herein. You will not be entitled to recover, and you hereby waive, any monetary benefits or other recovery in connection with any such charge or proceeding, without regard to who brings such charge or proceeding.
8.    No Admission of Liability. Nothing in this Agreement shall constitute an admission of liability on the part of any of the Releasees as to any matters whatsoever.
9.    Cessation of Duties and Return of Company Property. Effective as of the Separation Date, you are relieved of all duties. You agree to return to the Company all of the Company’s property, including, but not limited to, keys, passcards, credit cards, customer lists, rolodexes, tapes, software, computer files, marketing and sales materials, Company issued computers, or other electronics and any other record, document or piece of equipment belonging to the Company on the Separation Date; provided that you may keep any mobile telephone or iPad issued to you by the Company (although any service associated with such equipment will no longer be paid for by the Company and must be paid for by you) and the Company will permit you to transfer your mobile telephone number in connection therewith. You agree not to retain any copies of the Company’s property, including any copies existing in electronic form, which are in your possession or control. You acknowledge that you have not and will not destroy, delete, or alter any Company property without the Company’s consent. Notwithstanding the foregoing, you agree to be available throughout the Severance Period at the Company’s request to assist with matters relating to your former job duties and the transition of those duties. You acknowledge and agree that the payments described in Section

4 herein are sufficient consideration for any assistance provided by you to the Company during the Severance Period.
10.    Mitigation and Offset. If you engage in any employment or provision of services whether as owner, principal, agent, partner, director, officer, independent contractor, consultant, or employee for any entity, corporation, partnership or individual, including, without limitation, self-employment (“Subsequent Employment”) during the Severance Period, your Severance Benefits will be terminated. You agree to provide the Company with prompt written notice of any Subsequent Employment during the Severance Period.
11.    Cooperation and Assistance. Upon reasonable notice by the Company, you shall be available during the Severance Period to voluntarily assist the Company with any projects for which the Company requests, in its sole discretion, your assistance. Your assistance and cooperation shall include but not be limited to attending meetings. In engaging in any conduct described in this Section 11, you shall not act in the capacity of an employee of the Company, and such assistance shall not make you eligible to participate in any employee benefit plan or program of the Company.
12.    Modification/Severability. No provision of this Agreement may be changed, altered, modified or waived except in writing signed by you and a duly authorized representative of the Company, which writing shall specifically reference this Agreement and the provision which the parties intend to waive or modify. In the event any provision of this Agreement is held to be unenforceable, each of the other provisions of this Agreement shall remain in full force and effect.
13.    Entire Agreement. You and the Company acknowledge that this Agreement constitutes a full, final, and complete agreement and supersedes and replaces any and all other written or oral exchanges, agreements, understandings, arrangements, or negotiations between or among them relating to the subject matter hereof. You acknowledge and represent that you have read this Agreement in full and understand and voluntarily consent and agree to each and every provision contained herein.
14.    Assignment. You acknowledge that the terms of this Agreement are binding on you, your agents, personal representatives, successors, heirs, administrators, executors, and beneficiaries. This Agreement may not be assigned by you and any such attempted or purported assignment shall be null and void. You understand and agree that the Company has the right, without your prior consent, to assign this Agreement to any successor, assignee, parent, affiliate or subsidiary.
15.    Section 409A. Notwithstanding anything herein to the contrary, amounts payable to you pursuant to Section 4 shall be made in reliance upon Treas. Reg. Section 1.409A-1(b)(9) (Separation Pay Plans) or Treas. Reg. Section 1.409A-1(b)(4) (Short-Term Deferrals), as applicable. For this purpose each payment shall be considered a separate and distinct payment, and to the extent of reliance on Treas. Reg. Section 1.409A-1(b)(9), no separation pay amounts shall be payable unless your termination of employment constitutes a “separation from service” within the meaning of Treas. Reg. Section 1.409A-1(h)). However, to the extent any such payments are treated as non-qualified deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), if the sixty (60)-day payment period set forth in Section 4(A) commences in one taxable year and ends in another, then no payments shall commence until the second taxable year. The parties acknowledge and agree that, to the extent applicable, this Agreement shall be interpreted in accordance with Section 409A of the Code and guidance issued thereunder.
16.    Applicable Law. THIS AGREEMENT SHALL IN ALL RESPECTS BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF

TENNESSEE WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS OF THE STATE OF TENNESSEE.
17.    Effectiveness. You acknowledge and agree that you will not be entitled to any consideration under this Agreement if you revoke this Agreement.
18.    Breach. You understand and agree that if you engage in conduct during the Severance Period that the Company determines in good faith constitutes a breach of any provision of this Agreement, the Company will cease to be obligated to make payments pursuant to Section 4 of this Agreement. If any party hereto brings suit to compel performance of, to interpret or to recover damages for the breach of this Agreement, the ultimate prevailing party shall be entitled to reimbursement of its reasonable attorneys’ fees and any costs and required disbursements previously paid by such prevailing party.
[The signature page follows]

Sincerely,

LOGAN’S ROADHOUSE, INC.

By     /s/ Samuel N. Borgese
Name:    Samuel N. Borgese
Title: CEO & President

ROADHOUSE HOLDING INC.

By     /s/ Samuel N. Borgese
Name:    Samuel N. Borgese
Title:     CEO & President

By signing this letter, I acknowledge that I have had the opportunity to review this Agreement carefully; that I understand the terms of the Agreement; and that I voluntarily agree to them.

Date: 05/21/15          /s/ Michele A. Mills
Name

[Signature page to Separation Agreement]